Exhibit 99.1
CANARGO ENERGY CORPORATION
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
SETTLEMENT OF WEUS HOLDING INC CLAIMS
February 10, 2009 — Guernsey, British Isles — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE: CNR, NYSE ALTERNEXT: CNR.BC) today announced that on February 9, 2009 it had entered in to a Settlement Agreement with WEUS Holding Inc (“WEUS”) a subsidiary of Weatherford International Ltd. On September 12, 2005, WEUS had lodged a formal Request for Arbitration with the London Court of International Arbitration against the Company in respect of unpaid invoices for work performed under the Master Service Contract dated June 1, 2004 between the Company and WEUS for the supply of under-balanced coil tubing drilling equipment and services during the first and second quarter of 2005. Pursuant to the Request for Arbitration, WEUS’ demand for relief was USD $4,931,332. Pursuant to the terms of the Settlement Agreement and in consideration for the termination of the arbitration proceedings and the receipt of mutual releases the Company has agreed to use its best efforts to pay WEUS the settlement amount of $1.2 million on or before February 18, 2009 but in any event on or before March 31, 2009. Each party agrees to bear its own costs of the arbitral proceedings and the settlement and to share equally the costs of the arbitrator.
Vincent McDonnell, Chairman, President and Chief Executive Officer, said: “I believe the terms of the settlement of this long standing claim, given the original amount of the claim and the further costs of litigating the matter to a possibly uncertain conclusion, is in the best interests of the Company and its stockholders, creditors and other interest holders.”
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:

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US and NORWAY
Eric Cameron, Christopher Rodsten, Fredrik Tangeraas
Gambit Hill & Knowlton AS
Tel: +47 96 62 55 94
Email: canargo@hillandknowlton.com

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